EXHIBIT 23.1
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Integrated Health Services, Inc.


                  We consent to the use of our report dated March 24, 1997 relating to the consolidated financial statements of Integrated Health Services, Inc. and subsidiaries, incorporated herein by reference, to the incorporation herein by reference of our report dated October 17, 1996 relating to the consolidated financial statements of First American Health Care of Georgia, Inc. and subsidiaries, which report appears in Form 8-K/A of Integrated Health Services, Inc. filed on November 26, 1996, and to the incorporation herein by reference of our report dated April 14, 1997 relating to the consolidated financial statements of Community Care of America, Inc. and subsidiaries, which report appears in Form 8-K of Integrated Health Services, Inc. filed on October 10,1997.

                  Our report dated March 24, 1997 refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred. Our report dated October 17, 1996 contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration. Our report dated April 14, 1997 refers to the change in accounting method in 1996 to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets.

                                                       /s/ KPMG Peat Marwick LLP

Baltimore, Maryland
March 12, 1998